News Release

LANDAUER

LANDAUER, INC. Reports

Fiscal 2014 FIRST QUARTER RESULTS

For Further Information Contact:

Jim Polson

FTI Consulting

Phone: 312-553-6730

Email: jim.polson@fticonsulting.com

GLENWOOD, Ill.— February 3, 2014—Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring, outsourced medical physics services and high quality medical consumable accessories, today reported financial results for its fiscal 2014 first quarter ended December 31, 2013.

Fiscal 2014 First Quarter Highlights

•	Revenue of $37.7 million
•

Operating income of $5.0 million includes R&D expenses advancing our next generation dosimeter ($1.0 million), acquisition and reorganization costs ($0.1 million) and non-cash stock based compensation ($0.3 million)

•	Net income of $3.1 million, or $0.32 per diluted share, includes $0.02 per diluted share impact of non-cash stock based compensation expenses.
•	Adjusted EBITDA of $9.6 million
•	Operating Cash Flow of $10.0 million
•	Company reaffirms 2014 guidance

“Our financial results were as expected for the start to our fiscal year, stated Bill Saxelby, President and Chief Executive Officer of Landauer.   We improved our cash flows over the prior period and the issues with government funding uncertainty that we have communicated during 2013 have had the effect we anticipated. We grew our core Radiation Measurement business global revenues while investing in our next generation technology platform. Our Medical Physics business invested in its infrastructure to support several hospital systems who will implement our enterprise wide radiation safety solution, and our Medical Products business is focused on executing against the  growth strategies begun in 2013 and are incrementally moving this business to improved profitability”.

Saxelby added, “In 2014 we will maintain focus on our segment specific growth initiatives and strategic objectives.  In Radiation Measurement we will invest in our next generation dosimetry platform, new product introductions and actively work our potential military revenue opportunities as the military funding environment becomes more clear.  In Medical Physics we will see hospital systems adopt our enterprise wide radiation safety solution over the course of the year. In Medical Products we will introduce new medical devices to complement our existing product offering during the year.”

First Fiscal Quarter Financial Overview and Business Segment Results

Revenues for the first fiscal quarter of 2014 were $37.7 million, an increase of $1.0 million or 2.7%, compared with revenues of $36.7 million for the first fiscal quarter of 2013. The Radiation Measurement segment revenue increased $1.4 million primarily due to an increase of $1.1 million increase in revenue from its international operations. The increase was partially offset by a decline in the Medical Products segment of $0.5 million compared to the prior year period, due to the decline in Spherz selling price and shipments.  The Medical Physics segment revenue increased 1.3% to $7.7 million in the first fiscal quarter of 2014.   Consolidated revenue for the first fiscal quarter was favorably impacted by less than $0.1 million as strength in the Euro was largely offset by lower Brazilian Real and Australian Dollar.

Gross margins were 51.7 percent for the first fiscal quarter of 2014, compared with 54.8 percent for the first fiscal quarter of 2013. The decrease in the gross margin over the prior year period was due primarily to lower Spherz selling price and higher sales of lower margin products in the Medical Products segment, higher costs in the Medical Physics segment, and higher equipment sales and increased IT expense in the Radiation Measurement segment.

Total selling, general and administrative expenses for the first fiscal quarter of 2014 were $14.5 million, an increase of $1.1 million, or 8.2 percent, compared with operating expenses of $13.4 million for the same quarter in fiscal 2013.  The selling, general and administrative expense increase was primarily due to $1.0 million of increased research and development expenses, primarily attributed to advancement of our next generation dosimetry platform, $0.4 million in increased amortization expense, offset by $0.5 million of reduced stock based compensation expense consistent with the company’s fiscal 2014 guidance.

Operating income for the first fiscal quarter of 2014 was $5.0 million, a decrease of $1.7 million compared with operating income of $6.7 million for the first fiscal quarter of 2013. The decrease in operating income was due to increased research and development costs of $1.0 million, decreased Spherz revenue of $0.5 million, increased material costs of $0.5 million, increased amortization costs of $0.4 million and increased services and payroll of $0.5 million offset by $0.7 million of increased international operating income and $0.5 million of reduced stock compensation expense.

Equity earnings in non-consolidated joint ventures for the first fiscal quarter of 2014 were $0.6 million, $0.9 million lower than the first fiscal quarter of 2013.  This was due primarily to unfavorable FX on Nagase-Landauer equity earnings, and lower sales due to the timing of government funding impacting our joint venture partner.

The effective tax rate was 31.5% and 31.1% for the first three months of fiscal 2014 and 2013, respectively.  The increase in the effective tax rate was due primarily to a true-up of a prior year pension adjustment.

Net income for the first fiscal quarter ended December 31, 2013 was $3.1 million, or $0.32 per diluted share, compared to net income of $4.9 million, or $0.52 per diluted share, in the same period last year.

The decrease in net income was due to increased research and development costs of $1.0 million, decreased equity earnings of $0.9 million, decreased Spherz revenue of $0.5 million, increased material costs of $0.5 million, increased amortization costs of $0.4 million and increased services and payroll of $0.5 million offset by $0.7 million of increased international operating income, $0.8 million in decreased income taxes and $0.5 million of reduced stock compensation expense.

Excluding the costs associated with an acquisition, and non-cash stock based compensation expenses, adjusted net income was $3.3 million, compared to adjusted net income of $5.5 million in the comparable prior year period.  The resulting adjusted diluted earnings per share for the first fiscal quarter ended December 31, 2014 was $0.35 per share, compared to $0.58 per share in the same period last year.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the first fiscal quarter of 2014 were $9.2 million compared with $11.5 million for the first fiscal quarter of 2013. The decrease was due primarily to decreased net income and lower provision for income tax expense. A reconciliation of net income to EBITDA and Adjusted EBITDA is included in the attached financial exhibits.

Change in Segment Presentation

During the first fiscal quarter of 2014, the Company changed the presentation of its reporting segments to separately disclose certain ‘corporate expenses’ that had previously been reported within the Radiation Measurement segment.  As a result, the current segment disclosures will reflect three reporting segments: Radiation Measurement, Medical Physics, Medical Products and one functional group: Corporate.

Radiation Measurement Segment

Radiation Measurement revenues for the first fiscal quarter of 2014 were $27.7 million, an increase of $1.3 million or 4.9%, from the first fiscal quarter of 2013 to $26.4 million. The increase in the fiscal quarter was primarily due to increases at international subsidiaries over the prior year first fiscal quarter of $1.1 million due to both increases in equipment and measurement services.

Radiation Measurement operating income for the first fiscal quarter of 2014 was $8.6 million, a decrease of $0.9 million or 9.6%, compared to operating income of $9.4 million for the first fiscal quarter of 2013. The decrease in operating income was due to increased research and development expenses of $1.0 million, primarily attributed to advancement of our next generation dosimeter and increased materials of $0.3 million due to higher Radwatch sales offset by increased international operating income of $0.7 million.

Medical Physics Segment

Medical Physics revenues for the first fiscal quarter increased 1.3% to $7.7 million, as compared to $7.6 million for the first fiscal quarter of 2013. Medical Physics operating income was $0.4 million as compared to $0.8 million in the first fiscal quarter of 2013. The decrease in operating income was partially due to increased staffing in support of the continued advancement of its system-sell initiatives and previously unallocated expense prior to changes in segment presentation.

Medical Products Segment

Medical Products revenues for the first fiscal quarter of 2014 were $2.2 million, a decrease of $0.5 million or 18.5%, compared to $2.7 million for the first fiscal quarter of 2013. Medical Products operating loss for the first fiscal quarter of 2014 was $0.4 million, a decrease of $1.1 million, as compared to operating income of $0.7 million for the first fiscal quarter of 2013. The decrease is due primarily to a decrease in revenue of $0.5 million, an increase in amortization of $0.4 million and increased material costs of $0.2 million.

Corporate Selling, General and Administrative Expenses

Corporate SG&A expenses reflect costs associated with supporting our entire company including executive management and administrative functions such as accounting, treasury, legal, human resources, and sales and information technology management, as well as other costs required to support our company.  Corporate expenses for the first fiscal quarter of 2014 were $3.6 million, a decrease of $0.6 million as compared to $4.2 million in the first fiscal quarter of 2013, the decrease was due primarily to $0.5 million of reduced stock compensation expense consistent with the company’s fiscal 2014 guidance. These expenses were largely burdened within the Radiation Measurement Segment in previous years.

Balance Sheet

Landauer ended the first fiscal quarter of 2014 with total assets of $274.1 million, a decrease of $2.7 million compared to total assets of $276.8 million at the end of fiscal 2013. The Company completed the quarter with $13.3 million of cash and cash equivalents on the balance sheet and unused borrowing capacity of $31 million under its current $175 million credit facility, which provides adequate liquidity to meet its current and anticipated obligations.  Net operating cash flow generated during the first fiscal quarter of 2014 was $10.0 million, representing an increase over the prior year period of $2.3 million due primarily to lower accounts receivable and inventory and a smaller decrease in accounts payable.

Fiscal 2014 Outlook

Landauer’s business plan for fiscal 2014 currently anticipates aggregate revenues for the year to be in the range of $140 to $160 million, and reflects the uncertainty of government funding during fiscal 2014 for the military equipment sales opportunities the company has developed.  The business plan also anticipates:

•	The effective tax rate for the full fiscal year is anticipated to be within a range of 28 percent to 32 percent.

•

Based upon the above assumptions, the Company anticipates reported net income for fiscal 2014 in the range of $16 to $18 million and Adjusted EBITDA expected for fiscal 2014 in the range of $46 to $49 million.

Conference Call Details

Landauer has scheduled its first quarter conference call for investors over the Internet on Tuesday, February 4, 2014, at 9:00 a.m. Central Time (10 a.m. Eastern Time).  To participate, callers should dial 800-762-8779 (within the United States and Canada), or 480-629-9645 (international callers) about 10 minutes before the presentation.  To listen to a webcast on the Internet, please go to the Company’s website at http://www.landauer.com at least 15 minutes early to register, download and install any necessary audio software.  Investors may access a replay of the call by dialing 800-406-7325 (within the United States and Canada), or 303-590-3030 (international callers), passcode 4651634#, which will be available through Tuesday, March 4, 2014.  The replay will also be available on Landauer’s website for 90 days following the call.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, the leading domestic provider of outsourced medical physics services, as well as a provider of high quality medical accessories used in radiology, radiation therapy, and image guided surgery procedures.  For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees.  Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings.  The Company provides its dosimetry services to approximately 1.8 million individuals globally.  In addition, through its Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community. Through its Medical Products segment, the Company provides medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures.  For information about Landauer, please visit our website at http://www.landauer.com.

Safe Harbor Statement

Some of the information shared here (including, in particular, the section titled “Fiscal 2013 Outlook”) constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties.  These include the following, without limitation: assumptions, risks and uncertainties associated with the Company’s future performance, the Company’s development and introduction of new technologies in general; the ability to protect and utilize the Company’s intellectual property; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; military and other government funding for the purchase of certain of the Company’s equipment and services; the impact on sales and pricing of certain customer group purchasing arrangements; changes in spending or reimbursement for medical products or services; the costs associated with the Company’s research and business development efforts; the usefulness of older technologies and related licenses and intellectual property; the effectiveness of and costs associated with the Company’s IT platform enhancements; the anticipated results of operations of the Company and its subsidiaries or ventures; valuation of the Company’s long-lived assets or business units relative to future cash flows; changes in pricing of services and products ; changes in postal and delivery practices; the Company’s business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions, including instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the costs of obligations under the Company’s benefit plans; and pending accounting pronouncements.  These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today.  These risks and uncertainties also may result in changes to the Company’s business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses.  Additional information may be obtained by reviewing the information set forth in Item 1A “Risk Factors” and Item 7A “Quantitative and Qualitative Disclosures about Market Risk” and information contained in the Company's Annual Report on Form 10-K for the year ended September 30, 2013 and other reports filed by the Company, from time to time, with the Securities and Exchange Commission.  The Company does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in the Company’s expectations, except as required by law.

Financial Tables Follow

  Landauer, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in Thousands)	December 31, 2013	September 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$13,272	$11,184
Receivables, net of allowances of $570 and $600 respectively	34,178	38,419
Inventories	8,301	9,539
Prepaid income taxes	2,671	3,132
Prepaid expenses and other current assets	5,220	4,019
Current assets	63,642	66,293
Property, plant and equipment, at cost	104,316	107,446
Accumulated depreciation and amortization	(53,407)	(55,514)
Net property, plant and equipment	50,909	51,932
Equity in joint ventures	22,600	23,942
Goodwill	86,529	84,436
Intangible assets, net of accumulated amortization of $14,789 and $13,605, respectively	37,022	37,161
Dosimetry devices, net of accumulated depreciation of $9,915 and $9,472, respectively	5,739	5,798
Other assets	7,704	7,271
Assets	$274,145	$276,833
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,036	$6,310
Dividends payable	5,433	5,419
Deferred contract revenue	13,572	13,181
Accrued compensation and related costs	6,160	8,207
Other accrued expenses	6,217	7,531
Current liabilities	37,418	40,648
Non-current liabilities:
Long-term debt	143,785	142,785
Pension and postretirement obligations	13,308	13,047
Deferred income taxes	10,324	9,817
Other non-current liabilities	1,890	915
Non-current liabilities	169,307	166,564
Stockholders' equity:
Preferred stock, $.10 par value per share, authorized 1,000,000 shares; none issued	-	-
Common stock, $.10 par value per share, authorized 20,000,000 shares; 9,615,711 and 9,575,926 issued and outstanding at December 31, 2013 and September 30, 2013 respectively	962	958
Additional paid in capital	39,653	39,465
Accumulated other comprehensive loss	(4,547)	(4,456)
Retained earnings	29,582	32,012
Landauer, Inc. stockholders' equity	65,650	67,979
Noncontrolling interest	1,770	1,642
Stockholders' equity	67,420	69,621
Liabilities and Stockholders' Equity	$274,145	$276,833

Landauer, Inc. and Subsidiaries

First Fiscal Quarter 2014 Financial Highlights

	Three Months Ended December 31,
(Dollars in Thousands, Except per Share)	2013	2012
Service revenues	$31,894	$31,469
Product revenues	5,811	5,212
Net revenues	37,705	36,681

Cost and expenses:
Service costs	15,049	14,308
Product costs	3,158	2,255
Total cost of sales	18,207	16,563
Selling, general and administrative	14,362	13,391
Acquisition and reorganization costs	111	0
Costs and expenses	32,680	29,954

Operating income	5,025	6,727
Equity in income of joint ventures	573	1,528
Interest expense, net	(892)	(1,033)
Other income, net	37	95

Income before taxes	4,743	7,317
Income taxes	1,496	2,274

Net income	3,247	5,043
Less: Net income attributed to noncontrolling interest	196	166

Net income attributed to Landauer, Inc.	$3,051	$4,877

Net income per share attributable to Landauer, Inc. shareholders:
Basic	$0.32	$0.52
Weighted average basic shares outstanding	9,422	9,336

Diluted	$0.32	$0.52
Weighted average diluted shares outstanding	9,467	9,385

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is provided below:

	Three Months Ended December 31,
	2013	2012
Adjusted EBITDA
Net income attributed to Landauer, Inc.	$3,051	$4,877
Add back:
Interest expense, net	789	932
Depreciation and amortization	3,894	3,450
Provision for income taxes	1,496	2,274
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$9,230	$11,533
Adjustments:
Non-cash stock based compensation	292	684
IT platform enhancements expenses	-	178
Acquisition and reorganization costs	111	-
Sub-total adjustments	403	862
Adjusted EBITDA	$9,633	$12,395

Adjusted Net Income
Net income attributed to Landauer, Inc.	$3,051	$4,877
Sub-total adjustments	403	862
Income-taxes on adjustments	(127)	(268)
Adjustments, net	276	594
Adjusted, Net Income	$3,327	$5,471
Adjusted Net Income per Diluted Share	$0.35	$0.58

Free Cash Flow
Net cash provided by operating activities	$9,954	2,340
Capital expenditures	(1,071)	(1,902)
Free Cash flow	8,883	438
IT platform enhancements expenses	-	178
Acquisition and reorganization costs	111	-
Adjusted Free Cash Flow	$8,994	616

Segment Information

The following tables summarize financial information for each reportable segment for the three months ended December  31:

	Three Months Ended December 31,
	2013	2012
Revenues by segment:
Radiation Measurement	$27,741	26,403
Medical Physics	7,739	7,589
Medical Products	2,225	2,689
Consolidated revenues	$37,705	36,681

	Three Months Ended December 31,
	2013	2012
Operating income (loss) by segment:
Radiation Measurement	$8,579	9,432
Medical Physics	433	792
Medical Products	(438)	670
Corporate	(3,549)	(4,167)
Consolidated operating income	$5,025	6,727